SECOND AMENDMENT TO
RIGHTS AGREEMENT

This Second Amendment dated as of March 13, 2013 (the "Amendment"), to the Rights Agreement, as amended (the "Rights Agreement"), dated as of September 2, 2004, between Callidus Software Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent") is being executed at the direction of the Company, by and between the Company and the Rights Agent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company wishes to supplement and amend the Rights Agreement, as permitted by Section 23 thereof;

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants contained in this Amendment, each of the Company and the Rights Agent agrees as follows:

1.           Amendment to Rights Agreement. The Rights Agreement is hereby amended as set forth below.

1.1.        Section 1 of the Rights Agreement (Definitions) is hereby amended by amending and restating the following definition as follows:

““Final Expiration Date” means the close of business on March 31, 2013.”

1.2.        Other references to “September 2, 2014” included in the exhibits to the Rights Agreement are hereby amended and replaced with “March 31, 2013”.

2.           Effective Date.   This Amendment shall become effective as of the day and year first written above. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification.

3.           Certification Pursuant to Section 23 of the Rights Agreement. The certificate referred to in Section 23 of the Rights Agreement stating that this Amendment is in compliance with the terms of the Rights Agreement has been executed by an appropriate officer or director of the Company and is attached as Annex A hereto.

4.           Inconsistencies. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

5.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

CALLIDUS SOFTWARE INC.

By:	/s/ Ronald J. Fior
	Name:	Ronald J. Fior
	Title:	Chief Financial Officer, Senior Vice President, Finance and Operations

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Alexandra Albrecht
	Name:	Alexandra Albrecht
	Title:	Vice President

Annex A

CALLIDUS SOFTWARE INC.

CERTIFICATE PURSUANT TO SECTION 23 OF THE RIGHTS AGREEMENT

I, Ronald J. Fior, Chief Financial Officer, Senior Vice President, Finance and   Operations of Callidus Software Inc., a Delaware corporation (the "Company"), do hereby certify pursuant to Section 23 of the Rights Agreement, as amended (the "Rights Agreement"), dated as of September 2, 2004, between the Company and American Stock Transfer & Trust Company, as Rights Agent, that the proposed second amendment to the Rights Agreement dated March 13, 2013 is in compliance with the terms of the Rights Agreement.

     IN WITNESS WHEREOF, I have signed this certificate.

Dated: March 13, 2013

CALLIDUS SOFTWARE INC.

By:
Name:
Title: